SECOND AMENDMENT
                                     TO THE
                                 CLUBCORP, INC.
                               OMNIBUS STOCK PLAN


     This Second Amendment to the ClubCorp, Inc. Omnibus Stock Plan (the "Amendment") is hereby adopted by ClubCorp, Inc. on the 30th day of June, 2000 pursuant to the terms of Section 10.2 of the ClubCorp, Inc. Omnibus Stock Plan (formerly known as the Club Corporation International Omnibus Stock Plan, the "Plan").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, ClubCorp, Inc., a Delaware corporation (the "Corporation"), established the Plan as approved and ratified by stockholders effective February 10, 1998;

     WHEREAS, the Plan was previously amended by the First Amendment to the Club Corporation International Omnibus Stock Plan, effective January 27, 1999, which among other things: (i) changed the name of the Plan from the Club Corporation International Omnibus Stock Plan to the ClubCorp, Inc. Omnibus Stock Plan and
(ii) changed the name of the Corporation from Club Corporation International to ClubCorp, Inc.;

     WHEREAS, pursuant to Section 10.2 of the Plan, the Corporation, acting through its Board of Directors without shareholder approval, has the right to alter, amend, or suspend certain provisions of the Plan with respect to any shares of which Options have not been granted under the Plan;

     WHEREAS, the Committee appointed by the Board of Directors to administer the Plan pursuant to Section 3.1 of the Plan (the "Committee") has recommended to the Board of Directors of the Corporation that the Plan be amended: (i) to permit the full vesting of Options under the Plan for certain employees terminated due to a Change of Control of the Corporation, (ii) for Options granted on or after January 1, 2001, to provide the holder of such Options a thirty (30) day period following resignation in which such Optionee may exercise Options, (iii) to require the Corporation to only withhold the minimum taxes (if any) required by law upon the exercise of an Option, (iv) to add a six month holding period requirement to several repurchase provisions; (v) to add a "hardship" exception to the six month holding period limitations on repurchase;
(vi) to eliminate the "share repurchase period" limitations on the exercise of options; and (vii) in addition to selling shares based on satisfaction of the current "ownership" requirements, to allow shares of pre-July 1 options, to be sold (A) 50% of the shares after 6 months, (B) 100% of the shares after 2 years, and (C) the minimum number necessary to alleviate a Hardship at any time, and to allow shares acquired though the exercise of post-June 30 granted Options to be sold only by satisfying the requirements of (A), (B) or (C).

     WHEREAS, the Board of Directors has accepted the recommendation of the Committee and has delegated to the Committee the preparation, adoption, and execution of this Amendment within constraints it established.

     NOW THEREFORE, pursuant to its authority under Section 10.2 of the Plan, the Corporation hereby amends the Plan, effective as of the date first written above:

1. The following definitions are added to Section 1 of the Plan to appear therein in their proper numerical order and each to read in its entirety, respectively, as follows:

     "1.28  'CHANGE  IN  CONTROL  PERIOD' shall mean the period beginning ninety
(90)  days  prior  to  and  ending two (2) years following a Change in Control."

     "1.29 'HARDSHIP' shall mean the Committee's written determination, delivered to the Eligible Individual of reference, stating that the Committee has determined that such Eligible Individual has an immediate and heavy financial need which such Eligible Individual cannot meet through any other sources of income such as insurance, reasonable liquidation of assets, borrowing or similar sources and resulting from: (i) unreimbursed substantial medical expenses for the Eligible Individual or a family member; (ii) purchase (excluding mortgage payments) of the Eligible Individual's primary residence;
(iii) payments necessary to prevent eviction of the Eligible Individual from his primary residence, or foreclosure of his primary residence; and (iv) such other, similar, circumstances which the Committee, in its sole discretion, reasonably determine pose a substantial risk to the basic health, shelter and safety needs of the Eligible Individual or his family members."

     "1.30  'NEW OPTION' shall mean an Option granted on or after July 1, 2000."

     "1.31  'PRIOR  OPTION' shall mean an Option granted prior to July 1, 2000."

     "1.32 'VESTING ACCELERATION TERMINATION' means a Holder's Termination from employment with the Corporation or an Affiliate that has occurred within the Change in Control Period and said Termination was due to:

          (a) the resignation of such Holder which was caused by and within thirty (30) days of any of the following: (i) without the express written consent of such Holder, the Holder is assigned to duties which are materially inconsistent with or result in a material diminution of the Holder's position, duties, and status within the Corporation or any Affiliate at the time of the Change in Control; or (ii) the base salary of the Holder is reduced; or

          (b)  involuntary  Termination  for  a  reason  other  than  Cause."

2. Existing Subsection 1.18 of the Plan is deleted in its entirety and replaced with the following new Subsection 1.18:

     "1.18 'OPTION' means a stock option that does not satisfy the requirements of Code Section 4.22. All references herein to Options shall be references to both New Options and Prior Options, collectively, except that where a reference is intended to be exclusively to a New Option, or a Prior Option, reference will be made to the specific type of Option."

3. The second sentence of Section 6.1 of the Plan is deleted in its entirety and the following new sentences are substituted in its place:

     "If a Holder ceases to be an Eligible Individual due to Termination for Cause, the Award shall terminate immediately upon the Holder's Termination. If a Holder ceases to be an Eligible Individual by reason of a voluntary Termination, (i) in the case of an Award granted prior to January 1, 2000, the Award will terminate immediately upon the Holder's voluntary Termination, and
(ii) in the case of an Award granted on or after January 1, 2000, the Holder shall have the right for thirty (30) days following the date of his voluntary Termination to exercise such Award which he has been granted, to the extent such Award is exercisable on the date of his voluntary Termination."

4. Section 6.3 of the Plan is amended by adding thereto immediately following the last existing sentence in Section 6.3 the following:

     "Without limiting the generality of the foregoing, except where the payment would be in the minimum amount necessary to alleviate a Hardship of the Holder, the Corporation will not cancel, or acquire, shares of Restricted Stock until after the six (6) month anniversary of the date on which the restrictions lapse on such shares of Restricted Stock."

5.  Existing  Section  6.4  of  the  Plan  is  hereby  amended  as  follows:

     (a) The existing first sentence of the second paragraph (the paragraph beginning with the phrase "Notwithstanding any Plan provision to the contrary") of Section 6.4 of the Plan is deleted in its entirety and replaced with the following:

          "Except as provided in the following paragraph, where a Holder acquires shares of Stock through the exercise of a Prior Option, such Holder must own shares of Stock worth a minimum dollar amount, as such amount is established by the Committee, before he may sell or transfer the shares of Stock he so acquires pursuant to the exercise of his Prior Option; however, this ownership requirement shall not apply to sales of the minimum number of shares of Stock necessary to (i) fund exercise of the Prior Option; (ii) pay any taxes resulting from the exercise of the Prior Option; or (iii) alleviate a Hardship."

     (b) The following language is added as a new paragraph between the existing second (the paragraph beginning with the phrase "Notwithstanding any Plan provision to the contrary") and third paragraphs of Section 6.4 of the
Plan:

          "Notwithstanding the foregoing, each Holder who has acquired shares of Stock through the exercise of a Prior Option, but, at the time of reference, does not satisfy the minimum ownership requirement established by the Committee, and each Holder who acquires shares of Stock pursuant to the exercise of a New Option may not sell or transfer the shares of stock he so acquires pursuant to the exercise of his Option, except (i) at any time after the six (6) month anniversary of the date on which the Option was exercised to acquire such shares of Stock, he may sell fifty percent (50%) of such shares of Stock, less any shares of Stock already sold or transferred under the exemptions set forth in the preceding paragraph; (ii) at any time after the second anniversary of the date on which the Option was exercised to acquire such shares of Stock, he may sell or transfer all such acquired shares of Stock; and (iii) at any time he may sell or transfer the minimum number of shares of Stock acquired through the exercise of the Option necessary to alleviate a Hardship of Holder."

     (c) The existing first sentence of the existing third paragraph (the paragraph beginning with the phrase "In addition, all Stock issued") of Section
6.4  of  the  Plan  is  deleted in its entirety and replaced with the following:

          "Without limiting the generality of the preceding two paragraphs, in addition, all shares of Stock issued pursuant to an exercise of an Award under this Plan shall be subject to the terms and conditions of the shareholders agreement that the Corporation shall forward to each Holder upon the exercise of an Award."

6.  A  new  Section  6.15  of  the  Plan  is  added  to  the  Plan  as  follows:

     "6.15 ACCELERATION OF VESTING UPON CHANGE OF CONTROL. In the event that a Holder ceases to be an Eligible Individual due to a Vesting Acceleration
Termination, such Holder's Awards shall become fully vested and immediately exercisable as of the day before the later to occur of (i) the Vesting Acceleration Termination or (ii) the Change in Control related to the Vesting Acceleration Termination."

7.  A  new  Section  6.16  of  the  Plan  is  added  to  the  Plan  as  follows:

     "6.16 MINIMUM WITHHOLDING TAXES UPON EXERCISE OF OPTIONS. The Committee may, in its discretion, in whole or part, (i) require a Holder to pay to the Corporation at the time of exercise of an Option (or portion of an Option) the amount that the Corporation deems necessary to satisfy its minimum obligation (based on the minimum applicable withholding rate) to withhold Federal, state or local income or other taxes incurred by reason of the exercise or (ii) withhold full shares of Stock having a Fair Market Value as close as possible to, but without exceeding, the amount required to be withheld by the Corporation to meet such withholding obligation."


     IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized officer on the date first written above.

                                           CLUBCORP, INC.


                                           BY:  /s/Terry A. Taylor
                                                --------------------------

                                          TITLE:  Executive Vice President
                                                  ------------------------